                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NUMBER 33-50953

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO +
+COMPLETION OR AMENDMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE       +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 20, 1998 PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 10, 1993)

                                1,500,000 SHARES

                             LOGO OF PENNZOIL CO.

                     % CUMULATIVE PREFERRED STOCK, SERIES A

                                  ----------

  Dividends on the     % Series A Cumulative Preferred Stock, par value $1.00
per share (the "Series A Preferred Stock"), of Pennzoil Company ("Pennzoil" or the "Company") will be cumulative from the date of original issue and will be payable quarterly, in cash, when, as and if declared by the Board of Directors
of the Company, commencing      , 1998. If certain amendments to the Internal
Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction are enacted within 18 months from the date of original issue, the amount of dividends payable in respect of the Series A Preferred Stock will be adjusted. See "Description of Series A Preferred Stock-- Dividends."

  The Series A Preferred Stock may not be redeemed prior to       , 2008. The
Series A Preferred Stock will be redeemable as provided herein at the option of
the Company at any time on or after        , 2008, in whole or in part, at a
redemption price of $100 per share, plus accrued and unpaid dividends to the redemption date. See "Description of the Series A Preferred Stock -- Redemption." No shares of Series A Preferred Stock are convertible into any other securities. The liquidation preference of each share of Series A Preferred Stock is $100.

  The Company does not intend to list the shares of Series A Preferred Stock on any securities exchange or include the Series A Preferred Stock on any quotation system.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
   OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Underwriting
                                        Price to          Discounts and        Proceeds to
                                        Public(1)        Commissions(2)       Company(1)(3)
-------------------------------------------------------------------------------------------
Per Share........................         $                   $                   $
-------------------------------------------------------------------------------------------
Total............................     $                    $                  $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued dividends, if any, from the date of original issue.
(2) See "Underwriting."
(3) Before deducting expenses estimated at $100,000, which are payable by the Company.

                                  ----------
  The shares of Series A Preferred Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Stock will be only in book-entry form through the facilities of The Depository Trust Company
against payment therefor in same-day funds, on or about         , 1998.

                                  ----------

PAINEWEBBER INCORPORATED

                            DEUTSCHE MORGAN GRENFELL

                                                      MORGAN STANLEY DEAN WITTER

                                  ----------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS        , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

                               ----------------

                               PENNZOIL COMPANY

  Pennzoil is an energy company engaged primarily in oil and gas exploration and production, in processing, refining and marketing of oil and motor oil and refined products and in fast automotive oil change operations. Pennzoil's operations are conducted primarily through subsidiaries. Pennzoil Exploration and Production Company ("PEPCO") conducts the majority of Pennzoil's oil and gas exploration and production operations. The refining of oil and the processing and marketing of motor oil, refined products and industrial specialities are conducted by Pennzoil Products Company ("PPC"). Jiffy Lube International, Inc. ("Jiffy Lube") franchises, owns and operates automotive fast lubrication and fluid maintenance service centers.

                              RECENT DEVELOPMENTS

  On April 15, 1998, Pennzoil announced a comprehensive restructuring that will result in the separation of Pennzoil's motor oil, refined products and franchise operations (which generally include PPC, Jiffy Lube and their respective subsidiaries (collectively, "Products Group")) from Pennzoil's exploration and production operations. The restructuring includes the pro rata distribution (the "Spin-Off") of Products Group (i.e., the common stock of PPC (which will at such time hold the motor oil and refined products operations of PPC and the common stock of Jiffy Lube)) to holders of Pennzoil common stock.

  The Series A Preferred Stock will be issued by Pennzoil and not by Products Group. At the time of the Spin-Off, Products Group will be capitalized with approximately $500 million of net indebtedness, approximately $380 million of which will be used to repay indebtedness owed from Products Group to Pennzoil. Pennzoil intends to use the proceeds from Products Group's repayment primarily to reduce indebtedness under its variable rate credit arrangements. See "Capitalization" for the pro forma consolidated capitalization of Pennzoil and its subsidiaries after giving effect to (i) the issuance of the Series A Preferred Stock and the application of the net proceeds thereof, (ii) the proposed exchange offers for Pennzoil's outstanding 6 1/2% Exchangeable Senior Debentures due 2003 and Pennzoil's outstanding 4 3/4% Exchangeable Senior Debentures due 2003 (collectively, the "Old Debentures") and related transactions (the "Exchange Offers"), and (iii) the Spin-Off and related transactions.

  Pennzoil intends that James L. Pate will become Chairman and Chief Executive Officer of Products Group and continue as a non-executive Chairman of the Board of Pennzoil after the Spin-Off, and Steven D. Chesebro', President and Chief Operating Officer of Pennzoil, and Donald A. Frederick, Group Vice President--Oil and Gas of Pennzoil, will continue as senior executive officers of Pennzoil after the Spin-Off.

  Pennzoil has been informally notified by the Internal Revenue Service (the "IRS") that Pennzoil will receive a revenue agent's report that will propose to disallow the timing of $310.4 million in deductions claimed by Pennzoil in its 1994 federal income tax return. Under the IRS position, this amount would be allowed as a deduction against taxable income in years after 1994. Pennzoil strongly disagrees with the IRS position as informally communicated, and Pennzoil intends to contest the issues involved, which will not likely be resolved for a number of years. However, if the issues were assumed to be resolved completely in the IRS's favor during 1998, the effect of the IRS's position would be to increase 1998 after-tax interest expense by $30.2 million and to reduce Pennzoil's 1998 cash flow by $127.7 million, with an increase in Pennzoil's cash flow in future years when the deductions could be taken against taxable income.

                                CAPITALIZATION

  The following table sets forth information with respect to the consolidated capitalization of Pennzoil and its subsidiaries as of March 31, 1998 and the adjusted consolidated capitalization of Pennzoil and its subsidiaries after giving effect to (a) the Exchange Offers, including (i) the issuance of $785.9 million of new debentures ("New Debentures") (assuming $467.7 million principal amount of Old Debentures are accepted for exchange), (ii) the redemption of the remaining Old Debentures (assuming holders of all such remaining Old Debentures elect to exercise their existing exchange rights for shares of Chevron common stock ("Chevron Stock") and Pennzoil does not elect to pay cash in lieu of delivering Chevron Stock), (iii) the assumed sale of Chevron Stock that would no longer be deposited with exchange agents for possible exchange of the Old Debentures or the New Debentures and the use of the net proceeds from such sale to reduce outstanding variable-rate indebtedness and (iv) the proposed issuance by Pennzoil of $150 million of Series A Preferred Stock and the application of the net proceeds thereof to reduce outstanding variable-rate indebtedness and (b) the Spin-Off and related transactions, in each case as if those transactions had occurred on March
31, 1998.

                                                  MARCH 31, 1998
                         ----------------------------------------------------------------------
                                       PRO FORMA
                                    ADJUSTMENTS FOR
                                    PREFERRED STOCK   PRO FORMA FOR   PRO FORMA
                                     ISSUANCE AND    PREFERRED STOCK ADJUSTMENTS     PRO FORMA
                                       EXCHANGE       ISSUANCE AND       FOR         FOR SPIN-
                         HISTORICAL    OFFERS(A)     EXCHANGE OFFERS  SPIN-OFF          OFF
                         ---------- ---------------  --------------- -----------     ----------
Cash and Temporary Cash
 Investments............ $   24,894    $      --       $   24,894    $    90,686(i)  $  115,580
                         ==========    =========       ==========    ===========     ==========
Short-Term Debt
  Current Maturities of
   Long-Term Debt....... $    1,381    $      --       $    1,381    $    (1,381)(j) $       --
                         ----------    ---------       ----------    -----------     ----------
    Total Short-Term
     Debt...............      1,381           --            1,381         (1,381)            --
                         ----------    ---------       ----------    -----------     ----------
Long-Term Debt,
 excluding Current
 Maturities
  Notes and Debentures
   due 1999-2009........    800,000           --          800,000                       800,000
  6 1/2% and 4 3/4%
   Debentures due 2003..    888,858     (888,858)              --             --             --
  New Debentures due
   2008.................         --      785,912 (b)      785,912             --        785,912
  Variable-Rate Credit
   Arrangements.........    574,673     (277,346)(c)      297,327       (297,327)(i)         --
  Other, including
   Debenture Premiums
   and Discounts........     54,095      (22,891)(d)       31,204        (50,756)(j)    (19,552)
                         ----------    ---------       ----------    -----------     ----------
    Total Long-Term
     Debt...............  2,317,626     (403,183)       1,914,443       (348,083)     1,566,360
Shareholders' Equity
  Preferred Stock.......         --      147,000 (e)      147,000             --        147,000
  Unrealized Holding
   Gain on Marketable
   Securities...........    186,726       48,296 (f)      235,022             --        235,022
  Gain on Assumed
   Disposition of
   Chevron Stock........         --      141,391 (g)      141,391             --        141,391
  Extraordinary Items
   Related to Exchange..         --     (192,505)(h)     (192,505)            --       (192,505)
  Other Equity..........    955,010           --          955,010       (714,755)(k)    240,255
                         ----------    ---------       ----------    -----------     ----------
    Total Shareholders'
     Equity.............  1,141,736      144,182        1,285,918       (714,755)       571,163
                         ----------    ---------       ----------    -----------     ----------
Total Capitalization.... $3,460,743    $(259,001)      $3,201,742    $(1,064,219)    $2,137,523
                         ==========    =========       ==========    ===========     ==========

--------
(a) Assumes an average Chevron Stock price (as defined in the Exchange Offers) of $80 per share.
(b) Adjustment to reflect New Debentures issued at face amount. The financial statement carrying amount of the New Debentures will be marked to market by Pennzoil based upon changes in the price of Chevron Stock above the effective exchange price. Such increases or decreases in carrying value will be charged or credited, respectively, net of tax, to Pennzoil's income.
(c) Adjustment to reflect the application of the $135.0 million proceeds from the assumed sale by Pennzoil of 1.69 million shares of Chevron Stock at $80 per share and $150.0 million proceeds from the assumed issuance of 1,500,000 shares of Series A Preferred Stock, less $4.7 million of New Debenture issuance costs and $3 million of Series A Preferred Stock issuance costs.
(d) Adjustment to reflect an assumed 2.9% discount on issuance of New Debentures. The discount amount is calculated as the face amount of New Debentures divided by 103% less the face amount of New Debentures.
                                        (footnotes continued on following page)

(e) Adjustment to reflect the issuance of 1,500,000 shares of Series A Preferred Stock for $150 million, net of $3 million issuance costs.
(f) Reflects the net increase in the unrealized holding gain on marketable securities to reflect the adjusted fair value of the remaining 7.85 million shares of Chevron Stock held by Pennzoil at an assumed $80 per share, reduced by liquidated holding gains (i) on the shares of Chevron Stock assumed to be delivered in exchange for unexchanged Old Debentures under existing exchange rights and (ii) on the shares of Chevron Stock assumed to be sold. Future changes in the fair market value of the shares of Chevron Stock held by Pennzoil will be reflected in its financial statement carrying amount of marketable securities. Such increases or decreases in the carrying amount will be recognized as an after-tax adjustment to shareholders' equity. The following table reflects the effect of the Exchange Offers on the Chevron Stock beneficially owned by the Company:

                                              6 1/2%       4 3/4%       TOTAL
                                           ------------ ------------ ------------
   CURRENT INVESTMENT IN CHEVRON
     Old Debentures as of March 31, 1998.  $397,138,000 $491,720,000 $888,858,000
     Par amount per debenture............  $   1,000.00 $   1,000.00 $   1,000.00
                                           ------------ ------------ ------------
     Number of debentures outstanding....       397,138      491,720      888,858
     Approximate number of Chevron shares
      per debenture......................        23.774       17.004
                                           ------------ ------------ ------------
       Total number of Chevron shares
        beneficially owned by Pennzoil...     9,441,617    8,360,808   17,802,425
                                           ============ ============ ============
   PROPOSED TRANSACTION
     Number of Chevron shares available for sale by Pennzoil
      (0.177XTarget Amount)........................................     1,687,766
     Number of Chevron shares underlying New Debentures
      (0.823XTarget Amount)........................................     7,850,012
                                                                     ------------
     Target Amount at $80 per share................................     9,537,778
     Chevron shares remaining to satisfy exchange rights of holders
      of Old Debentures............................................     8,264,647
                                                                     ------------
       Total number of Chevron shares beneficially owned by
        Pennzoil...................................................    17,802,425
                                                                     ============

(g) Adjustment to reflect the realized gain of $142.7 million on the assumed exchange of 8.3 million shares of Chevron Stock for the remaining Old Debentures and the realized gain of $78.2 million on the assumed disposition of 1.69 million shares of Chevron Stock at an assumed $80 per share, net of taxes of $79.5 million. Pennzoil's cost for the shares of Chevron Stock for accounting purposes is $33.676 per share.
(h) Reflects the extraordinary loss on retirement of the Old Debentures, which is calculated as the difference between the carrying amount of the Old Debentures of $467.8 million (less related unamortized debt issue costs of $5.6 million) and the market value (net of discount) of the New Debentures being issued in the exchange of $763.0 million. This pretax loss of $300.8 million is then reduced by an income tax benefit of $108.3 million, resulting in an after-tax extraordinary loss of $192.5 million.
(i) Adjustment to reflect the application of proceeds from the repayment by Products Group of indebtedness due to Pennzoil to reduce variable rate indebtedness of Pennzoil, with the excess of such proceeds temporarily added to cash. Pennzoil's current intention is to use any such available cash to repurchase or redeem a portion of Pennzoil's outstanding notes and debentures due 1999-2009, which would create an extraordinary loss on extinguishment of indebtedness. Pennzoil has not determined which notes and debentures would be repurchased or redeemed in such event.
(j) Adjustment to reflect the debt of Products Group that will be eliminated from Pennzoil at the time of the Spin-Off.
(k) Adjustment to reflect the Spin-Off of Products Group's net assets, less the repayment by Products Group of indebtedness owed to Pennzoil.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Series A Preferred Stock offered
hereby are estimated to be approximately $   million (after deducting
underwriting discounts and offering expenses). The Company intends to use such proceeds to reduce indebtedness. Initially, the proceeds are expected to be applied to repay borrowings consisting of commercial paper and lines of credit with banks. As of May 18, 1998, borrowings in these categories were outstanding in the amount of approximately $642 million, with a weighted average interest rate of 5.86%.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown
(a) on a historical basis and (b) on a pro forma basis after giving effect to
(i) the issuance of the Series A Preferred Stock and the application of the net proceeds thereof, (ii) the proposed Exchange Offers and (iii) the Spin-Off and related transactions (as described under "Capitalization"):

        PRO FORMA                             HISTORICAL
---------------------------   ------------------------------------------------
THREE MONTHS                  THREE MONTHS
   ENDED        YEAR ENDED       ENDED
 MARCH 31,     DECEMBER 31,    MARCH 31,       YEAR ENDED DECEMBER 31,
------------   ------------   ------------   ---------------------------------
    1998           1997           1998       1997   1996   1995   1994   1993
    ----           ----           ----       ----   ----   ----   ----   ----
    1.02           2.82           1.20       2.45   1.75    --     --    1.99

  For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income from continuing operations before interest charges and before federal and state income taxes. "Fixed charges" represent the sum of interest charges (whether expensed or capitalized) and the portion of rental expense representative of an interest factor. On a pro forma basis, after giving effect to the issuance of the Series A Preferred Stock and the application of the net proceeds thereof and the proposed Exchange Offers (but without giving effect to the Spin-Off and related transactions), the ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 1998 and for the year ended December 31, 1997 was 1.24 and 2.53, respectively. On an historical basis, fixed charges exceeded earnings by approximately $481.9 million for the year ended December 31, 1995 and approximately $514.1 million for the year ended December 31, 1994. There was no preferred stock outstanding for any of the historical periods shown above.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

  The following description of the particular terms of the Series A Preferred Stock offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Preferred Stock set forth in the accompanying Prospectus, to which description reference is hereby made. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation with respect to the Series A Preferred Stock, the form of which will be filed with the Securities and Exchange Commission at or prior to the time of sale of the Series A Preferred Stock, and to the pertinent sections of the Company's Restated Certificate of Incorporation.

  The Series A Preferred Stock will constitute a new series of the Company's Preferred Stock, par value $1.00 per share (the "Preferred Stock"). There are 9,747,720 authorized shares of Preferred Stock, of which no shares are outstanding as of the date of this Prospectus Supplement. A series of Preferred Stock designated as Series A Junior Participating Preferred Stock and constituting 750,000 shares has been previously established and the shares of such series are subject to issuance upon the exercise of rights issued in connection with the Company's shareholder rights plan.

GENERAL

  The Series A Preferred Stock consists of 1,500,000 shares. The holders of Series A Preferred Stock will have no preemptive rights. The Series A Preferred Stock will not be convertible into or exchangeable for shares of the Company's Common Stock, par value $0.83 1/3 per share (the "Common Stock") or other securities of the Company. The Series A Preferred Stock will be fully paid and nonassessable.

  The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provision.

  The Series A Preferred Stock will, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to the Common Stock and the Company's Preference Common Stock, par value $0.83 1/3 per share, and to all other stock of the Company ranking junior to the Series A Preferred Stock with respect to (as applicable) the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, (ii) on a parity with all stock issued by the Company the terms of which specifically provide that such stock ranks on a parity with the Series A Preferred Stock with respect to (as applicable) the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, and (iii) junior to all stock issued by the Company the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock with respect to (as applicable) the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. See "--Voting Rights" below for information regarding restrictions on the creation or issuance of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

  The registrar, transfer agent and dividend and redemption price disbursement agent in respect of the Series A Preferred Stock will be ChaseMellon Shareholder Services, L.L.C.

DIVIDENDS

  Holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Company legally available for
the payment of dividends, cumulative cash dividends at the rate of   % of the
liquidation preference per share of Series A Preferred Stock (equivalent to
$   per annum per share of Series A Preferred Stock). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series A Preferred Stock,
if declared, will be paid on            , 1998. Any dividend payable on the
Series A Preferred Stock for any dividend period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date.

  Dividends on shares of Series A Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of Series A Preferred Stock will not bear interest and holders of shares of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described herein.

  No dividends may be declared or paid or set apart for payment on any stock of the Company on a parity with the Series A Preferred Stock with respect to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such parity stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series A Preferred Stock next preceding such dividend payment date, on the other hand.

  Except as set forth in the preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been paid through the most recently completed quarterly dividend period for the Series A Preferred Stock, no dividends (other than in Common Stock) may be paid or declared and set apart for payment or other distribution made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any such stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of Series A Preferred Stock outstanding to the most recent Dividend Payment Date shall have been paid or declared and set apart for payment) by the Company; provided that any such junior or parity stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Series A Preferred Stock as to dividends.

  If, prior to 18 months after the date of the original issuance of the Series A Preferred Stock, one or more amendments to the Code are enacted that change the percentage of the dividends received deduction for certain corporations (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the date of enactment of such change will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the factor determined by the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent and above rounded up):

                               1 - .35(l - .70)
                                 ------------
                               1 - .35(l - DRP)

  For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question is less than 50%, then the DRP shall equal .50. No amendment to the

Code, other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend (including, if applicable, any adjustment that would otherwise result in the payment of Post-Declaration Date Dividends or Additional Dividends as described below). Any opinion referred to in the previous sentence shall be based upon the legislation amending the Dividends Received Percentage or upon a public pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Prospectus Supplement will mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

  Notwithstanding the foregoing, if any such amendment to the Code which reduces the Dividends Received Percentage is enacted after the dividend payable on a Dividend Payment Date has been declared but before such Dividend Payment Date, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, an additional dividend (a "Post-Declaration Date Dividend") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such Dividend Payment Date, will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

  If any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on the Series A Preferred Stock (each an "Affected Dividend Payment Date"), additional dividends (the "Additional Dividends")will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on the record date applicable to such succeeding Dividend Payment Date in an amount equal to the sum, for all Affected Dividend Payment Dates, of the excess of (x) the product of the dividend paid by the Company on such Affected Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividends Received Percentage and .50 applied to such Affected Dividend Payment Date) over (y) the dividend paid by the Company on such Affected Dividend Payment Date. The Company will make only one payment of Additional Dividends for any such amendment.

  Notwithstanding the foregoing, no adjustments in the dividends payable by the Company shall be made, and no Post-Declaration Date Dividends or Additional Dividends shall be payable by the Company, in respect of the enactment of any amendments to the Code 18 months or more after the date of original issuance of the Series A Preferred Stock.

  In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or any Post-Declaration Date Dividends or Additional Dividends are to be paid, the Company will give notice of such adjustment, and, if applicable, of any Post-Declaration Date Dividends or Additional Dividends to the holders of Series A Preferred Stock.

LIQUIDATION PREFERENCE

  Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $100 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (including any Post-Declaration Date Dividends and Additional Dividends), before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Company that ranks junior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock or any capital stock ranking on a parity with the Series A Preferred Stock upon liquidation, dissolution or winding up of the Company, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale, lease, exchange or transfer of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

  The Series A Preferred Stock is not redeemable prior to      , 2008. On and
after such date, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100 per share, plus an amount equal to all accrued and unpaid dividends (whether or not declared) thereon (including any Post-Declaration Date Dividends and Additional Dividends) to the date fixed for redemption, without interest. Dividends will cease to accrue from and after the redemption date on shares of Series A Preferred Stock so called for redemption, and all rights of holders thereof as stockholders of the Company (except the right to receive the amount payable upon such redemption) will cease as of such date. If full cumulative dividends on the Series A Preferred Stock have not been paid or set apart for payment in respect of all prior dividend periods, the Series A Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.


  Notice of any redemption will be given not less than 30 nor more than 60 days prior to the redemption date by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, and by mail, postage prepaid, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. Any notice that is so mailed shall be conclusively presumed to have been duly given, whether or not the stockholder received such notice, and failure duly to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock that are to be redeemed.

VOTING RIGHTS

  Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

  If the equivalent of six quarterly dividends, whether or not consecutive, on the outstanding shares of Series A Preferred Stock shall be in arrears, the number of directors of the Company will be increased by two (without duplication of any increase made pursuant to the terms of any other series of Preferred Stock of the Company) and the holders of shares of Series A Preferred Stock (voting as a class together with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company to fill such newly created directorships. Such voting rights shall continue until all dividends accumulated on such shares of Preferred Stock upon which voting rights have been conferred, including the Series A Preferred Stock, for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon any termination of the voting rights of the holders of shares of Series A Preferred Stock and other Preferred Stock upon which like voting rights have been conferred to vote for directors as provided above, the term of office of all directors so elected then in office will terminate immediately and the authorized number of directors will be reduced accordingly.

  So long as any shares of any Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% of the shares of such Series A Preferred Stock:

  (i) authorize, create or issue any capital stock of the Company ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series A Preferred Stock, or reclassify any authorized capital stock of the Company into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or

  (ii) amend, alter or repeal the Certificate of Designations for such Series A Preferred Stock, or the Restated Certificate of Incorporation of the Company, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series A Preferred Stock (provided that no such adverse effect shall be deemed to result if the Series A Preferred Stock is converted or exchanged in a merger or consolidation into preferred stock of the corporation surviving such merger or consolidation or of the corporation issuing any securities into which Common Stock is converted or exchanged in such transaction if the powers, preferences and rights of such preferred stock are not different in an adverse respect from those of the Series A Preferred Stock).

Any increase in the amount of authorized Common Stock or authorized Preferred Stock, or any increase or decrease in the number of shares of any series of Preferred Stock or the authorization, creation and issuance of other classes or series of Common Stock or other stock, in each case ranking on a parity with or junior to the shares of Series A Preferred Stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.


  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Except as expressly stated in the Certificate of Designation or as required by law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The tax treatment of a holder of Series A Preferred Stock will vary depending upon the holder's particular situation. Certain types of purchasers subject to special treatment under the federal income tax laws include, without limitation, life insurance companies, certain financial institutions, broker-dealers, stockholders holding Series A Preferred Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition to federal income tax considerations, foreign, state, local or other tax laws may be applicable to prospective purchasers of Series A Preferred Stock.

RECENT TAX PROPOSALS

  On February 2, 1998, the Clinton Administration released a budget plan for fiscal year 1999 that includes certain tax proposals (the "Proposals") that would eliminate the dividends received deduction currently available to certain corporations in respect of certain preferred stock issued after the date of enactment of the legislation. The Proposals have not yet been introduced as legislation and there can be no certainty that any of them will be enacted into law. Since the offering of the Series A Preferred Stock would be completed prior to any such enactment, the Proposals, if enacted in their current form, would not affect the holders of the Series A Preferred Stock.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF SERIES A PREFERRED STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE OR POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                     BOOK-ENTRY PROCEDURES AND SETTLEMENT

  The Series A Preferred Stock will be issued in book-entry form in the form of a single global stock certificate registered in the name of the Cede & Co. ("Cede") as nominee of The Depository Trust Company ("DTC," which term, as used herein, includes any successor or alternate depository selected by the Company).

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participant"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Series A Preferred Stock within the DTC system must be made by or through Participants, which will receive a credit for the Series A Preferred Stock on DTC's records. The ownership interest of each actual purchaser of Series A Preferred Stock ("Beneficial Owner") is in turn recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Series A Preferred Stock. Transfers of ownership interests in the Series A Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Series A Preferred Stock, except in the event that use of the book-entry system for the Series A Preferred Stock is discontinued. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Stock.

  To facilitate subsequent transfers, all Series A Preferred Stock deposited by Participants with DTC is registered in the name of Cede. The deposit of Series A Preferred Stock with DTC and its registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Stock. DTC's records reflect only the identity of the Participants to whose accounts such Series A Preferred Stock is credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the Series A Preferred Stock is being redeemed, DTC will reduce the amount of the interest of each Participant in such Series A Preferred Stock in accordance with its procedures.

  Neither DTC nor Cede will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns DTC's or Cede's consenting or voting rights to those Participants to whose accounts the Series A Preferred Stock is credited on the record date (identified in a listing attached to the omnibus proxy).

  Dividends and other distributions on the Series A Preferred Stock in the form of the global certificate will be made to DTC. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends and other distributions to DTC is the responsibility of the Company, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificate among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. The Company will not have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series A Preferred Stock in the form of physical certificates will be delivered in exchange for beneficial interests in the global certificate. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Preferred Stock. In that event, certificates for the Series A Preferred Stock will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                                 UNDERWRITING

  The Underwriters named below, have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Series A Preferred Stock set forth opposite the names of such Underwriters:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                       SERIES A
                                                                       PREFERRED
      UNDERWRITER                                                        STOCK
      -----------                                                      ---------
      PaineWebber Incorporated........................................
      Deutsche Morgan Grenfell Inc....................................
      Morgan Stanley & Co. Incorporated...............................
                                                                       ---------
        Total......................................................... 1,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Series A Preferred Stock are subject to certain conditions. The Underwriters are committed to purchase, and the Company is obligated to sell, all of the shares of Series A Preferred Stock offered by this Prospectus Supplement if any of the shares of Series A Preferred Stock being sold pursuant to the Underwriting Agreement are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Series A Preferred Stock to the public at the initial price to public set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of $   per share. After the initial public
offering, the public offering price and the concessions and discounts may be changed by the Underwriters.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Underwriters have performed services from time to time for the Company in the ordinary course of business. PaineWebber Incorporated is currently serving as dealer manager for the proposed Exchange Offers.

  The Series A Preferred Stock is a new issue of securities with no established trading market. The Company does not intend to list the shares of Series A Preferred Stock on any securities exchange or include the Series A Preferred Stock on any quotation system. Although each Underwriter has advised the Company of an intention to make a market in the Series A Preferred Stock, no Underwriter will have any obligation to make a market in the Series A Preferred Stock, and the Underwriters may cease market making activities if commenced at any time. There can be no assurance that an active trading market for the Series A Preferred Stock will develop.

  In connection with the offering of the Series A Preferred Stock, the Underwriters may purchase and sell the Series A Preferred Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions established in connection with the offering. Stabilizing transactions consist of certain bids or purchases made for the purposes of preventing or retarding a decline in the market price of the Series A Preferred Stock. If the Underwriters over-allot (i.e., if they sell more shares of Series A Preferred Stock than are set forth on the cover page of this Prospectus Supplement) and thereby create a short position in the Series A Preferred Stock in connection with this offering, then the Underwriters may reduce that short position by purchasing shares of Series A Preferred Stock in the open market. These activities may stabilize, maintain or otherwise affect the market price of the Series A Preferred Stock, which may or may not be higher than the price that might otherwise prevail in the open market. The Underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of Series A Preferred Stock. In addition, the Underwriters make no representation that the Underwriters will engage in such transactions, and if such transactions are commenced they may be discontinued without notice.

                                 LEGAL MATTERS

  The validity of the Series A Preferred Stock will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas, and for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated financial statements of Pennzoil and its subsidiaries incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The summary report of Ryder Scott Company Petroleum Engineers included as
Exhibit 99(a) to Pennzoil's Annual Report on Form 10-K for the year ended December 31, 1997 and the estimates from the reports of that firm appearing under the caption "Oil and Gas--Oil and Gas Reserves" in Item 1 of such Annual Report and under "Oil and Gas Information" included in the Supplemental Financial and Statistical Information contained in such Annual Report are incorporated by reference herein on the authority of said firm as experts in giving such reports.

PROSPECTUS
                                     LOGO
[Logo of Pennzoil Company appears here]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK
                                   WARRANTS


  Pennzoil Company ("Pennzoil") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, (iii) shares of common stock, par value $0.83 1/3 per share ("Common Stock"), or (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock, Common Stock or equity securities issued by an unaffiliated corporation or other entity and held by Pennzoil (the Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $500,000,000, at prices and on terms to be determined at or prior to the time of sale.

  Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to Pennzoil from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, and whether Pennzoil has elected to offer the Preferred Stock in the form of depositary shares, (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof, and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

  Pennzoil may sell the Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of Pennzoil or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the Prospectus Supplement.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

November 10, 1993

                             AVAILABLE INFORMATION

  Pennzoil is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning Pennzoil also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  Pennzoil has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Pennzoil and such securities, reference is made to such Registration Statement and to the exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by Pennzoil with the Commission pursuant to the Exchange Act (File No. 1-5591), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

    (a) Pennzoil's Annual Report on Form 10-K for the year ended December 31, 1992 and Amendment No. 1 thereto on Form 8;

    (b) Pennzoil's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

    (c) Pennzoil's Current Reports on Form 8-K dated October 30, 1992 (as amended by Amendment Nos. 1 and 2 thereto on Form 8), January 4, 1993, January 7, 1993, September 15, 1993 and October 4, 1993; and

    (d) The description of Common Stock contained in Pennzoil's Amendment No. 1 to Form 10 filed with the Commission on April 26, 1991.

  All documents filed by Pennzoil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Pennzoil hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or telephone requests for such copies should be directed to Ms. Linda F. Condit, Corporate Secretary, Pennzoil Company, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967 (telephone 713/546-4000).

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   PENNZOIL

  Pennzoil is engaged primarily in oil and gas exploration and production, in processing, refining and marketing of oil and gas and motor oil and automotive products, in the franchising, ownership and operation of automotive fast lubrication service centers and in mining and marketing of sulphur. Pennzoil's operations are conducted primarily through subsidiaries. Pennzoil Exploration and Production Company ("PEPCO") and Pennzoil Petroleum Company ("Pennzoil Petroleum") conduct Pennzoil's oil and gas exploration and production operations. The refining of oil and the processing and marketing of motor oil, automotive products and industrial specialties are conducted by Pennzoil Products Company ("Pennzoil Products"). Jiffy Lube International, Inc. ("Jiffy Lube") franchises, owns and operates automotive fast lubrication and fluid maintenance service centers. Pennzoil Sulphur Company ("PSC"), a division of Pennzoil Company, conducts Pennzoil's sulphur mining and marketing operations. Richland Development Corporation ("Richland") manages Pennzoil's real estate holdings and provides staff support for Pennzoil and its subsidiaries.

  Pennzoil, incorporated in Delaware, maintains its principal executive offices at Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967, and its telephone number is 713/546-4000.

                                USE OF PROCEEDS

  Pennzoil intends to apply the net proceeds from the sale of the Securities to its general funds to be used for general corporate purposes. Any specific allocations of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
                COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,   YEARS ENDED DECEMBER 31,
                                        --------------  ------------------------
                                         1993    1992   1992 1991 1990 1989 1988
                                        ------- ------  ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.....    1.70     --   --  1.04 1.33 2.86  --
Ratio of Earnings to Combined Fixed
 Charges and Preferred Dividends.......    1.70     --   --  1.04 1.33 2.53  --

  For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, "earnings" represent income from continuing operations before interest charges and before federal and state income taxes. "Fixed charges" represent the sum of interest charges (whether expensed or capitalized), the portion of rental expense representative of an interest factor and interest charges of an affiliate on supported debt. "Preferred dividends" are dividends on shares of Pennzoil's Preference Common Stock that were outstanding during 1988 and 1989 and through February 1990 and with respect to which dividends were declared and accrued in 1988 and 1989. Fixed charges exceeded earnings by approximately $30.1 million for the nine months ended September 30, 1992, and approximately $10. 1 million and $348.2 million for the years ended December 31, 1992 and 1988, respectively. Combined fixed charges and preferred dividends exceeded earnings by approximately $30.1 million for the nine months ended September 30, 1992, and approximately $10.1 million and $374.4 million for the years ended December 31, 1992 and 1988, respectively.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities will be general unsecured obligations of Pennzoil and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture dated as of December 15, 1992 (the "Senior Indenture") between Pennzoil and Texas Commerce Bank National Association, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by Pennzoil and Texas Commerce Bank National Association, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures." Texas Commerce Bank National Association, as trustee under each of the Indentures (and any successor thereto under each Indenture), is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The italicized references below apply to the section numbers in each of the Indentures, unless otherwise indicated.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  General. The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Pennzoil prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by Pennzoil.

  Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving Pennzoil, except for any such protection provided by the provisions of the Senior Indenture described below under "Provisions Applicable Solely to Senior Debt Securities--Limitation on Liens."

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any, of the Offered Debt Securities; (vii) the classification as Senior Debt Securities or Subordinated Debt Securities; (viii) whether such Offered Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (ix) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (x) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Offered Debt Securities will be payable;
(xi) whether, and the terms and conditions on which, Pennzoil or a Holder may elect, that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities am denominated; and (xii) any other specific terms of the Offered Debt Securities. Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Offered Debt Securities. (Section 301)

  No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Pennzoil may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  Pennzoil currently conducts substantially all its operations through subsidiaries, and the Holders of Debt Securities will have a junior position to any creditors of Pennzoil's subsidiaries.

  Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

  If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

  Events of Default. Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (a) failure to pay principal of (or premium. if any, on) any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 60 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 60 days; (d) failure to perform any other covenant of Pennzoil in the applicable Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified with respect to Debt Securities of such series. (Section 501) If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (Section 502) Depending on the terms of other indebtedness of Pennzoil outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other indebtedness of Pennzoil.

  Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 60 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of Pennzoil under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such Series. (Section 602)

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture). (Section 512) Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. (Section 513) The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by Pennzoil with certain restrictive provisions of the Indentures. (Section 1009)

  Pennzoil is required to furnish to the Trustee annually a statement as to the performance by Pennzoil of certain of its obligations under each Indenture and as to any default in such performance. (Section 1008)

  Modification. Modifications and amendments of each Indenture may be made by Pennzoil and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the place or currency, currencies, or currency unit or units or payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose Holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults. (Section 902)

  Each Indenture provides that Pennzoil and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to Pennzoil's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

  Consolidation, Merger and Sale of Assets. Pennzoil, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that the Person formed by such consolidation or into which Pennzoil is merged or which acquires or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligations on the Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor Person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indentures and the Debt Securities. (Article Eight)

  Discharge and Defeasance. Pennzoil may terminate its obligations under each Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series. (Section 401)

  The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of Pennzoil under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

  "U.S. Government Obligations" is defined in each Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

  Form, Exchange, Registration and Transfer. Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form. (Section 301)

  Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the Holder, subject to the terms of the applicable Indenture, Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305)

  In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "--Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the Person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Debt Security is owned by: (a) a Person (purchasing for its own account) who is not a United States Person (as defined under "--Limitations on Issuance of Bearer Debt Securities"); (b) a United States Person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to Pennzoil or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States Person or to a Person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Security. (Section 303) See "--Limitations on Issuance of Bearer Debt Securities."

  Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Pennzoil for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. Pennzoil has appointed the Trustee as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Pennzoil with respect to any series of Debt Securities, Pennzoil may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, Pennzoil will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, Pennzoil will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Pennzoil may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

  In the event of any redemption in part, Pennzoil shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

  Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations in the designated currency or currency unit, at the offices of such Paying Agents outside the United States as Pennzoil may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "-- Form, Exchange, Registration and Transfer" has been delivered prior to the first actual payment of interest. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Debt Security will be made at any office or agency of Pennzoil in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to Pennzoil or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of Pennzoil's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as Pennzoil may designate from time to time, except that at the option of Pennzoil payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be designated as a Paying Agent for Pennzoil for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and Pennzoil will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issuable solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Pennzoil for the Debt Securities will be named in an applicable Prospectus Supplement. Pennzoil may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, Pennzoil will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Pennzoil will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Pennzoil will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series. (Section
1002)

  All moneys paid by Pennzoil to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to Pennzoil and the Holder of such Debt Security or any coupon will thereafter look only to Pennzoil for payment thereof. (Section 1003)

  Temporary Global Securities. If so specified in an applicable Prospectus Supplement, all or any portion of the Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euro-clear System ("Euro-clear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in an applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "--Form, Exchange, Registration and Transfer." (Section 304) No Bearer Debt Security delivered in exchange for a portion of a temporary global Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305)

  Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euro-clear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "--Form, Exchange, Registration and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited. (Section 304)

  Permanent Global Securities. If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305) A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of and any premium and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euro-clear or CEDEL which is provided to the Trustee by such Person. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 203)

  Limitations on Issuance of Bearer Debt Securities. In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations
Section 1.163-5(c) (2) (i) (D) (7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States Persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c) (1) (v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j) (3) (A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other Persons described in Section 1.163-5(c) (2) (i) (D) (1) (iii)
(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters, agents and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States Persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt

Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by Pennzoil of the written certification described above under "--Form, Exchange, Registration and Transfer." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  United States Holders of Bearer Debt Securities generally will not be entitled to deduct any loss sustained on Bearer Debt Securities (other than Bearer Debt Securities having a maturity of one year or less from the date of issue) and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Debt Securities (other than Bearer Debt Securities having a maturity of one year or less from the date of issue).

  As used herein, "United States Person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

  Meetings. The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by Pennzoil or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. (Section 1302) Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1304)

  Notices. Except as otherwise provided in the Indentures, notices to Holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 107)

  The Trustee. Each Indenture contains certain limitations on the right of the Trustee, as a creditor of Pennzoil, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613) The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (Section
608)

  The Trustee has made loans to Pennzoil and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee serves as a depositary of funds of, and performs other services for, Pennzoil and is trustee under two other indentures pursuant to which several outstanding series of Pennzoil's debentures have been issued.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

  General. Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other unsecured and unsubordinated debt of Pennzoil.

  Limitation on Liens. The Senior Indenture provides that, so long as any Securities (as defined in the Senior Indenture to mean all securities issued under the Senior Indenture) are outstanding, Pennzoil will not, and will not permit any Designated Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by Pennzoil or any Designated Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding Securities shall be equally and ratably secured.

  Under the Senior Indenture, Atlas Processing Company, an indirect wholly owned Subsidiary of Pennzoil, is currently the only Subsidiary of Pennzoil which is a Designated Subsidiary. Therefore, the above restriction applies only to Pennzoil and Atlas Processing Company and does not cover other Pennzoil Subsidiaries, including PEPCO, Pennzoil Petroleum, Pennzoil Products, PSC, Richland or Jiffy Lube. The Senior Indenture contains no restriction on the disposition by Pennzoil of the stock of a Designated Subsidiary or any other Subsidiary. Moreover, the Senior Indenture does not prohibit Pennzoil or any Designated Subsidiary from doing business through any existing or new Subsidiary that is not a Designated Subsidiary and, therefore, not subject to the limitation on liens in the Senior Indenture or from transferring assets or businesses to those Subsidiaries.

  Under the terms of the Senior Indenture, the above negative pledge restriction does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Pennzoil or any Designated Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Pennzoil or any Designated Subsidiary (whether or not the obligations secured thereby are assumed by Pennzoil or any Subsidiary); (c) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation that becomes a Designated Subsidiary after December 15, 1992, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation becomes a Designated Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation at the time it becomes a Designated Subsidiary or thereafter acquired by it from sources other than Pennzoil or another Designated Subsidiary; (d) any extension, renewal or refunding of any mortgage, pledge, security interests, lien or encumbrance described in (a),
(b) or (c) above on substantially the same property or assets theretofore subject thereto; (e) any mortgage, pledge, security interest, lien or encumbrance arising from or in connection with a conveyance by Pennzoil or a Designated Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources; (f) any mortgage, pledge, security interest, lien or encumbrance in favor of Pennzoil or any Wholly Owned Subsidiary, (g) any mortgage, pledge, security interest, lien or encumbrance created or assumed by Pennzoil or a Designated Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Code for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Pennzoil or a Subsidiary; or (h) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 5% of Consolidated Net Tangible Assets, as shown on a balance sheet as of the date of the balance sheet contained in Pennzoil's most recent periodic report on Form 10-K or 10-Q filed with the Commission prior to the date of such incurrence. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from Pennzoil or any Designated Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 1007 of the Senior Indenture)

  The term "Indebtedness," as applied to any Person, is defined in the Senior Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by Pennzoil or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person. Indebtedness shall not include amounts which are payable out of all or a portion of the oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such Person.

  "Consolidated Net Tangible Assets" is defined in the Senior Indenture as the total amount of assets of Pennzoil and the Designated Subsidiaries on a consolidated basis, including the equity in Subsidiaries that are not Designated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any which are, by their terms, extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

  The Senior Indenture defines the term "Subsidiary" as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Pennzoil or by one or more other Subsidiaries, or by Pennzoil and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

  "Designated Subsidiary" is defined to include (1) Atlas Processing Company as long as it is a Subsidiary, and (2) any other Subsidiary which at the time has been designated by Pennzoil as a Designated Subsidiary in an Officers' Certificate delivered to the Trustee for such purpose, subject to such provisions, if any, as may be contained in such Officers' Certificate providing that upon the occurrence of a specified event or action or in such other circumstances as is specified in such Officers' Certificate, such other Subsidiary shall no longer be a Designated Subsidiary.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

  General. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of Pennzoil that may be outstanding from time to time and will rank junior to all Senior Indebtedness of Pennzoil (including any Senior Debt Securities) that may be outstanding from time to time.

  Subordination. The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of Pennzoil. (Section 1301 of the Subordinated Indenture)

  In the event of any dissolution or winding up, or total or partial liquidation or reorganization of Pennzoil, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior

Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal (or premium, if any) or interest on the Subordinated Debt Securities. (Section 1302 of the Subordinated Indenture)

  Unless otherwise indicated in the Prospectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any event of default (other than a default referred to in the immediately preceding sentence) with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof and upon written notice thereof given to the Trustee, with a copy to Pennzoil (the delivery of which shall not affect the validity of the notice to the Trustee), by any holder of Senior Indebtedness or its representative, then, unless and until such an event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by Pennzoil with respect to the principal of or interest on the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions for the Subordinated Debt Securities; provided, however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then Pennzoil shall resume making any and all required payments in respect of the Subordinated Debt Securities (including any missed payments). Only one such payment blockage period may be commenced within any consecutive 365-day period with respect to the Subordinated Debt Securities. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a holder or representative of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (and, in the case of any such waiver, no payment shall be made by Pennzoil to the holders of Senior Indebtedness in connection with such waiver other than amounts due pursuant to the terms of the Senior Indebtedness as in effect at the time of such default). (Section 1302 of the Subordinated Indenture)

  The term "Senior Indebtedness" is defined in the Subordinated Indenture as Indebtedness, either outstanding as of the date of the Subordinated Indenture or issued subsequent to the date of the Subordinated Indenture, that is not subordinated by its terms in right of payment to any other unsecured Indebtedness of Pennzoil or pari passu with Subordinated Debt Securities of any series, provided that the term "Senior Indebtedness" shall not include (i) Indebtedness of Pennzoil to any Subsidiary for money borrowed or advanced from such Subsidiary or (ii) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business.

  The term "Indebtedness," as applied to any Person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by Pennzoil or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person. Indebtedness shall not include amounts which are payable out of all or a portion of the oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such Person.

  If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that Pennzoil may incur.

                                 CAPITAL STOCK

  As of the date hereof, the authorized capital stock of Pennzoil consisted of
(i) 75,000,000 shares of Common Stock, (ii) 27,862,924 shares of Preference Common Stock, par value $0.83 1/3 per share ("Preference Common Stock"), none of which are issued and outstanding, and (iii) 9,747,720 shares of Preferred Stock, none of which are issued and outstanding. Additional shares of authorized capital stock may be issued without stockholder approval. No class of capital stock of Pennzoil entitles the holder thereof to any preemptive rights to purchase or subscribe to shares of any class or any other securities, other than as the Board of Directors may fix.

  The following statements include summaries of certain provisions of Pennzoil's Restated Certificate of Incorporation, as amended ("Certificate of Incorporation").

PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  Pennzoil's Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class.

  Pennzoil's Certificate of Incorporation also provides that no action required or permitted to be taken at any annual or special meeting of stockholders of Pennzoil may be taken without a meeting, and the power of stockholders to act by written consent is specifically denied. Pennzoil's By-Laws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board, the Executive Committee of the Board of Directors, the Chairman of the Executive Committee of the Board of Directors or the President of Pennzoil.

  Under Pennzoil's Certificate of Incorporation, the vote of holders of 80% of the voting stock of Pennzoil is required for approval of, with certain exceptions, a merger or consolidation of Pennzoil with or into another corporation, a sale or lease of all or substantially all the assets of Pennzoil to another corporation, person or entity and, under certain conditions, a sale or lease to Pennzoil or any subsidiary of Pennzoil of assets in exchange for voting securities of Pennzoil, in each case where the other party to the transaction is a beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class or series of voting stock of Pennzoil. In addition, for any transaction to be effected for which the foregoing 80% vote is required, it is also required that such transaction be approved by a majority of the outstanding voting stock of Pennzoil, exclusive of the voting stock beneficially owned by the party whose interest in the transaction and stock ownership in Pennzoil give rise to the requirement of the 80% vote. Any amendments to Pennzoil's Certificate of Incorporation which would amend the foregoing requirements require the same affirmative votes.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Pennzoil is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(i) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's outstanding voting stock.

LIMITATION ON CHANGES IN CONTROL

  Certain of the above provisions of Pennzoil's Certificate of Incorporation and By-Laws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of Pennzoil or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock.

                          DESCRIPTION OF COMMON STOCK

  At September 30, 1993, 45,852,256 shares of Common Stock were issued and outstanding and 2,818,193 shares of Common Stock were reserved for issuance upon the exercise of stock options and the maturity of conditional stock awards. All issued and outstanding shares of Common Stock are fully paid and nonassessable and shares of Common Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable.

DIVIDENDS

  Subject to the dividend preferences of any outstanding shares of Preferred Stock and Preference Common Stock, all shares of Common Stock are entitled to participate in such dividends as may be declared by the Board of Directors of Pennzoil out of assets available for the payment thereof.

VOTING RIGHTS

  The holders of Common Stock and the holders of any outstanding shares of Preference Common Stock are entitled to one vote for each share held. Except as otherwise provided in the Certificate of Incorporation or by law, the Common Stock and the Preference Common Stock (and any other capital stock of the Company at the time entitled thereto) vote together as one class. Holders of Common Stock and Preference Common Stock may cumulate their votes in the election of directors. Subject to any prior rights of the holders of Preferred Stock as may be established by the Board of Directors of Pennzoil in connection with the issuance of any series of Preferred Stock, the holders of any outstanding series of Preference Common Stock voting together as a class have the right to elect a majority of the full Board of Directors whenever dividends on any series of Preference Common Stock are in arrears in an amount equal to four full quarterly dividends or more.

LIQUIDATION

  In the event of any liquidation, dissolution or winding up of the affairs of Pennzoil, the holders of the Common Stock and any outstanding Preference Common Stock are entitled to share ratably in the assets of Pennzoil remaining after satisfaction of corporate liabilities, the prior rights of any outstanding Preferred Stock, and the prior rights of any outstanding Preference Common Stock as to accrued and unpaid dividends.

                        DESCRIPTION OF PREFERRED STOCK

  Under the Certificate of Incorporation, the Board of Directors of Pennzoil may provide for the issuance of up to 9,747,720 shares of Preferred Stock in one or more series. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by Pennzoil's stockholders. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of Pennzoil. Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock offered hereby will be fully paid and nonassessable. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to such series.

  The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

    (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

    (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

    (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (iv) The liquidation preference, if any, applicable to shares of the series;

    (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

    (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of Pennzoil or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

    (vii) The voting rights, if any, on the shares of the series;

    (viii) Whether fractional interests in shares of the series will be offered in the form of Depositary Shares as described below under "Description of Depositary Shares;" and

    (ix) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of Preferred Stock.

GENERAL

  Pennzoil may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, Pennzoil will provide for the issuance by a Depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock).

  The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between Pennzoil and a bank or trust company selected by Pennzoil having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Pennzoil, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by Pennzoil to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever Pennzoil redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Share so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and Pennzoil will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Pennzoil and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by Pennzoil or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of Pennzoil and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

  Pennzoil will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Pennzoil will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to Pennzoil notice of its election to do so, and Pennzoil may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Shares all reports and communications from Pennzoil which are delivered to the Depositary and which Pennzoil is required to furnish to the holders of the Preferred Stock.

  Neither the Depositary nor Pennzoil will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Pennzoil and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

  Pennzoil may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"), and Warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by Pennzoil. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between Pennzoil and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of Pennzoil in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of such Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security;
(vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise; (viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire;
(ix) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form;
(xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any; (xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK AND OTHER WARRANTS

  The applicable Prospectus Supplement will describe the terms of any Stock Warrants or other Warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by Pennzoil, including the following: (i) the title of such Stock Warrants or other Warrants; (ii) the offering price of such Stock Warrants or other Warrants, if any; (iii) the aggregate number of such Stock Warrants or other Warrants; (iv) the designation and terms of the Common Stock, Preferred Stock or equity securities issued by an unaffiliated corporation or other entity and held by Pennzoil purchasable upon exercise of such Stock Warrants or other Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants or other Warrants are issued and the number of such Stock Warrants or other Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants or other Warrants and any Securities issued therewith will be separately transferrable; (vii) the number of shares of Common Stock, Preferred Stock or equity securities issued by an unaffiliated corporation or other entity and held by Pennzoil purchasable upon exercise of a Stock Warrant or other Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants or other Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Stock Warrants or other Warrants which may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions of such Stock Warrants or other Warrants, if any;
(xiii) the redemption or call provisions, if any, applicable to such Stock Warrants or other Warrants; and (xiv) any additional terms of such Stock Warrants or other Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants or other Warrants.

                             PLAN OF DISTRIBUTION

  Pennzoil may sell the Securities in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to Pennzoil from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

  If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, Pennzoil will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  The Securities may be sold directly by Pennzoil or through agents designated by Pennzoil from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Pennzoil to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  The Securities may be sold directly by Pennzoil to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  If so indicated in the Prospectus Supplement, Pennzoil will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Pennzoil at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, dealers and underwriters may be entitled under agreements entered into with Pennzoil to indemnification by Pennzoil against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Pennzoil in the ordinary course of business.

  The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Securities offered hereby will be passed upon for Pennzoil by Baker & Botts, L.L.P., Houston, Texas, and, unless otherwise specified in the Prospectus Supplement, for any underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Pennzoil and its subsidiaries included in Pennzoil's Annual Report on Form 10-K, as amended, for the year ended December 31, 1992 have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The audited financial statements of the Predecessor Operations of Chevron PBC, Inc. (subsequently renamed as Pennzoil Petroleum) included on page F-10 of Pennzoil's Form 8 Amendment No. 1 to the Current Report on Form 8-K dated October 30, 1992 incorporated in this Prospectus have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The summary report of Ryder Scott Company Petroleum Engineers included as
Exhibit 28 (a) to Pennzoil's Annual Report on Form 10-K, as amended, for the year ended December 31, 1992 and the estimates from the reports of that firm appearing under the caption "Oil and Gas--Oil and Gas Reserves" in Item 1 of such Annual Report and under "Oil and Gas Information" included in the Supplemental Financial and Statistical Information contained in such Annual Report are incorporated by reference herein on the authority of said firm as experts in giving such reports.

  The letter report of DeGolyer and MacNaughton included as Exhibit 28 (b) to Pennzoil's Annual Report on Form 10-K, as amended, for the year ended December 31, 1992 and the estimates from the reports of that firm appearing under the caption "Sulphur--Reserves, Production and Sales Information" in Item 1 of such Annual Report are incorporated by reference herein on the authority of said firm as experts in giving such reports.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER IN-FORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUM-STANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                          Prospectus Supplement
Pennzoil Company..........................................................   S-2
Recent Developments.......................................................   S-2
Capitalization............................................................   S-3
Use of Proceeds...........................................................   S-5
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.   S-5
Description of Series A Preferred Stock...................................   S-6
Certain United States Federal Income Tax Consequences.....................  S-10
Book-Entry Procedures and Settlement......................................  S-11
Underwriting..............................................................  S-13
Legal Matters.............................................................  S-14
Experts...................................................................  S-14
                                Prospectus
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
Pennzoil..................................................................     3
Use of Proceeds...........................................................     3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Dividends..................................................     3
Description of the Debt Securities........................................     4
Capital Stock.............................................................    15
Description of Common Stock...............................................    16
Description of Preferred Stock............................................    17
Description of Depositary Shares..........................................    18
Description of Warrants...................................................    20
Plan of Distribution......................................................    21
Legal Matters.............................................................    22
Experts...................................................................    22

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                                1,500,000 SHARES

                             LOGO OF PENNZOIL CO.

                          % CUMULATIVE PREFERRED STOCK,
                                    SERIES A

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                            PAINEWEBBER INCORPORATED

                            DEUTSCHE MORGAN GRENFELL

                           MORGAN STANLEY DEAN WITTER


                                ---------------

                                         , 1998

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